Exhibit 99.1
[LOGO]

FOR IMMEDIATE RELEASE Level 3 Contacts:
News Media:       Josh Howell                     Investors:        Julie Stangl
                  720/888-2517                                      720/888-2500

                  Steve Ingish
                  720/888-2521

         LEVEL 3 AND GLOBAL CROSSING WILL PARTNER TO BUILD 1.28 TERABIT TRANSATLANTIC CABLE Joint Build Strategy Allows For More Rapid Deployment Of
              Additional Capacity On World's Busiest Trans-Oceanic
                               Communication Route

      1.28 Terabit Cable Expected To Be Ready For Service By September 2000

          Cable Sets New Capacity and Capability Record for the World's
                              Trans-Oceanic Cables

                   New Co-Build Strategy Preserves Flexibility
         To Take Advantage Of Next Generation Technology As It Emerges

     BROOMFIELD, CO - February 17, 2000 - Level 3 Communications,  Inc. (Nasdaq:
LVLT) today announced an agreement whereby Global Crossing Ltd. (Nasdaq: GBLX) will acquire a 50 percent ownership interest in the previously announced Level 3 transatlantic fiber optic cable now under construction. Level 3 also announced that it will acquire capacity on Global Crossing's transatlantic cable Atlantic Crossing 1 (AC 1).

     The four fiber pair, 1.28 terabit system -- announced by Level 3 in April 1999 -- is already under construction and has a scheduled in-service date of September 2000. Under the co-build agreement, Level 3 and Global Crossing will each separately own and operate two of the four fiber pairs on this transatlantic cable. Landing stations are on Long Island in the United States and on the West Coast of the United Kingdom. The cable will use advanced optical transmission technology to maximize capacity.

     Level 3 is managing the construction of the cable. Level 3's two fiber pairs will continue to be called Project Yellow. In addition, Level 3 will acquire capacity on Global Crossing's AC 1. This AC 1 capacity will enable Level 3 to offer protected services and develop its meshed network architecture across the Atlantic.

     Global Crossing's two fiber pairs will be called Atlantic Crossing 2, or AC-2, a system announced in March 1999 to provide double-redundancy across the highly trafficked Atlantic corridor, and will be fully integrated with the Global Crossing Network.

About Level 3 Communications

     Level 3 (Nasdaq:LVLT) is a communications and information services company offering a wide selection of IP-based services including broadband transport, colocation services, submarine transmission services and the industry's first Softswitch* based services. Level 3 offers services primarily to Web-centric companies, which deliver their services over the Level 3 Network. The Level 3 Network will include metropolitan networks in 56 U.S. markets and 21 international markets connected by an approximately 16,000 mile U.S. intercity (long-distance) network, an approximately 4,750 mile European intercity network and both transpacific and transatlantic undersea cables. The U.S. and first two rings of the European intercity network are expected to be substantially completed during the fourth quarter of 2000. Level 3 currently offers Internet infrastructure services in 27 U.S. markets and four European markets. Its Web address is www.Level3.com.

(* Softswitches are advanced software based switching systems, which enable Level 3 to provide services combining the best features of the Internet and traditional telephone networks.)

     Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements, development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.